SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the registrant	[X]

Filed by a party other than the registrant	[ ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14(a)-12

Resource Capital Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

RESOURCE CAPITAL GROUP, INC
419 Crossville Road, Suite 204
Roswell, Georgia 30075

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 2, 2002

     As a stockholder of Resource Capital Group, Inc. (the “Company”), you are hereby given notice of and invited to attend in person or by proxy a Special Meeting of Stockholders of the Company to be held at Resource Capital Group, Inc., 419 Crossville Road, Suite 204, Roswell, Georgia 30075, on December 2, 2002, at ______AM, local time, for the following purposes:

1.	To consider and act upon a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock that would result in (a) the stockholders receiving one share of our common stock for every 300 shares of our common stock that they own, (b) stockholders receiving cash in lieu of any fractional share they would otherwise be entitled to receive as a result of the Reverse Stock Split, and (c) an amendment to the Company’s Certificate of Incorporation, as amended, to reduce the Company’s authorized common stock from 1,000,000 shares to 3,333 authorized shares, which is in proportion to the Reverse Stock Split. The Reverse Stock Split is proposed to terminate the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended.

2.	To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on November 4, 2002, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof. Only stockholders at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books will not be closed. The Board of Directors unanimously recommends that you vote for approval of the Reverse Stock Split.

     You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, it is very important for your shares to be represented at the meeting. We respectfully request that you date, execute and mail promptly the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a stockholder by notifying the Secretary of the Company in writing at any time prior to its use, by executing and delivering a subsequent proxy or by personally appearing at the Special Meeting and casting your vote, each as specified in the enclosed proxy statement.

By order of the Board of Directors

Albert G. Schmerge, III President, CEO and Chairman of the Board

Dated: November ______, 2002
      Roswell, Georgia

YOUR VOTE IS IMPORTANT.
PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED
PROXY CARD IN THE ENVELOPE PROVIDED.

RESOURCE CAPITAL GROUP, INC.
PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 2, 2002

     To Our Stockholders:

     This Proxy Statement is furnished to the stockholders of Resource Capital Group, Inc. (the “Company”) for use at a Special Meeting of Stockholders on December 2, 2002 (the “Special Meeting”), or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and can be revoked at any time prior to the voting of the proxy (as provided herein). Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted as follows:

1.	For the approval of a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock whereby the stockholders of the Company will receive one share of new common stock, $.01 par value (the “New Common Stock”), of the Company for every 300 shares of common stock of the Company, $.01 par value (the “Existing Common Stock”) owned as of the effective date. To effect the Reverse Stock Split, the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), will be amended to reduce the number of the Company’s authorized shares of common stock from 1,000,000 shares to 3,333 authorized shares, which is in proportion to the Reverse Stock Split. The Reverse Stock Split, including the payment of cash in lieu of the issuance of fractional shares resulting from the Reverse Stock Split, is proposed to terminate the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The proxies will be voted in accordance with the recommendation of management as to any other matters, which may properly come before the Special Meeting.

     The record of stockholders entitled to vote at the Special Meeting was taken at the close of business on November 4, 2002 (the “Record Date”). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is November ______, 2002. The principal executive offices of the Company are located at 419 Crossville Road, Suite 204, Roswell, Georgia 30075.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement or related Schedule 13E-3, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction proposed herein or determined if this Proxy Statement is truthful or complete. The Commission has not passed upon the fairness or merits of the transactions contemplated hereby nor upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

SPECIAL FACTORS	3

Purpose and Reasons for the Reverse Stock Split	3

Background	4
Alternatives Considered by the Board of Directors	5
Fairness of the Reverse Stock Split Proposal	6
Opinion of Adams Capital	8
Certain Effects of Reverse Stock Split Proposal on the Company’s Stockholders	11
Federal Income Tax Consequences	12

PROPOSAL – REVERSE STOCK SPLIT AND RELATED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION	13

General	13
Exchange of Certificates and Payment of Fractional Shares	13
Vote Required	14
Voting Procedures and Revocability of Proxies	14
Appraisal and Dissenters’ Rights	15

INFORMATION ABOUT RESOURCE CAPITAL GROUP, INC	15

General	15
Description of Common Stock	16
Current Directors and Executive Officers	16
Purchases of Common Stock by the Company and its Affiliates	19
Ownership of Voting Securities of the Company	19
Price Range Of Common Stock And Dividends	20
Persons Making The Solicitation	20

PROPOSALS OF SHAREHOLDERS	21

OTHER MATTERS	21

FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE	21

FORWARD-LOOKING STATEMENTS	21

AVAILABLE INFORMATION	22

APPENDIX A AMENDMENT TO CERTIFICATE OF INCORPORATION

APPENDIX B OPINION OF ADAMS CAPITAL

SUMMARY TERM SHEET

     This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the terms and conditions of the Reverse Stock Split, as well as the consequent amendments to our Certificate of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

Why is the Company Proposing a Reverse Stock Split?

•	The Reverse Stock Split and payment of cash in lieu of fractional shares resulting therefrom has been unanimously approved by our Board of Directors and is proposed to take us private by reducing the number of stockholders of record to less than 300, thereby allowing us to terminate our registration under the Exchange Act and relieving us of the costs of filing public documents. As a private company, we would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission (the “SEC”).

•	The reasons for the Reverse Stock Split are discussed below under the caption “SPECIAL FACTORS – Purpose and Reasons for the Reverse Stock Split.”

What Will I Receive if the Reverse Stock Split is Approved?

If the Reverse Stock Split is approved by the stockholders and implemented:

•	One share of New Common Stock will be exchanged for every 300 shares of Existing Common Stock held as of the effective date.

•	The procedure for this exchange is described below under the caption “PROPOSAL – REVERSE STOCK SPLIT AND RELATED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION – Exchange of Certificates and Payment of Fractional Shares.”

•	No new certificates representing fractional shares will be issued. Instead, you would receive cash in lieu of the fractional share at a rate of $1,500 per whole share of New Common Stock (reflects a $5.00 pre-split valuation of Existing Common Stock). This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. We estimate that approximately $213,000 will be paid for resulting fractional shares.

•	The payment of cash in lieu of fractional shares is described below under the caption “PROPOSAL – REVERSE STOCK SPLIT AND RELATED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION – Exchange of Certificates and Payment of Fractional Shares.”

How Will the Certificate of Incorporation be Amended?

•	Our Certificate of Incorporation will be amended to reduce the number of authorized shares of our common stock from 1,000,000 shares to 3,333 authorized shares, which is in proportion to the Reverse Stock Split.

•	The reduction in the number of authorized common shares is described below under the caption “PROPOSAL – REVERSE STOCK SPLIT AND RELATED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.”

What Does “Going Private” Mean?

•	We estimate that there will be approximately [140] stockholders of record remaining as a result of the Reverse Stock Split. If the Company has less than 300 stockholders of record of its common stock, the Company may terminate the registration of its common stock under the Exchange Act.

•	Going private is described below under the captions “SPECIAL FACTORS” and “PROPOSAL – REVERSE STOCK SPLIT AND RELATED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.”

•	If the Reverse Stock Split is approved, we would not have to file annual, quarterly and other reports that we currently file with the SEC. You can obtain copies of our filings with the SEC through the SEC’s internet site http://www.sec.gov. See “AVAILABLE INFORMATION.”

•	Brokers and dealers would typically not make a market or publish quotations for the common stock of the Company. Currently, there is no market maker or established public trading market for the Existing Common Stock.

Do I Have Appraisal or Dissenters’ Rights?

•	Under Delaware law, you do not have the right to demand the appraised value of your shares or any other dissenters’ rights if you vote against the proposed transaction. See “PROPOSAL – REVERSE STOCK SPLIT AND RELATED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION – Appraisal and Dissenters’ Rights.”

How Can I Maintain My Interest in the Company if I Currently Hold Less than 300 Shares?

•	If you hold less than 300 shares of Existing Common Stock as of the effective date of the Reverse Stock Split you will not receive New Common Stock. Instead, you would receive cash in lieu of the fractional share at a rate of $1,500 per whole share of New Common Stock (reflects a $5.00 pre-split valuation of Existing Common Stock).

•	Any holder of record of less than 300 shares of common stock who desires to retain an equity interest in the Company after the Reverse Stock Split may do so by purchasing, prior to the effective date of the Reverse Stock Split, a sufficient number of shares of common stock such that the total number or shares held of record by such holder immediately prior to the Reverse Stock Split is equal to or greater than 300. The opportunity to purchase additional shares may be limited by the absence of an established public trading market, and will depend on whether existing holders are willing to sell a portion of their interest.

•	Any holder desiring to purchase (or sell) such shares may contact the Company’s Chief Executive Officer, and the Company will notify any such holders if the Company becomes aware of any stockholder who desires to sell (or purchase) shares.

SPECIAL FACTORS

Purpose and Reasons for the Reverse Stock Split

     The reason for the Reverse Stock Split is to relieve the Company of the costs and burdens of remaining a public company, and reduce the costs associated with servicing many small stockholder accounts. The Board of Directors believes that because of the Company’s small size, lack of profitability and limited dividend distributions, the Company’s status as a public company has provided little liquidity for the Company’s stockholders. As a result of the absence of an established public trading market and illiquidity of the Existing Common Stock, the Company has not been able to utilize stock as a source of financing for its capital needs. The Company’s management expects no change in this situation regarding the Existing Common Stock for the foreseeable future. For these reasons, the Board of Directors believes the costs and expenses of remaining a public reporting company are not warranted because the Company has not been able to realize one of the principal benefits of public ownership.

     The Board of Directors also believes that there are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from termination of registration of common shares include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the company’s private status; and reduction in direct expenses such as word processing and preparing electronic filings in the EDGAR format prescribed by the SEC. The Company also believes that there will be a reduction in audit and legal fees, and there may be additional savings in director and officer liability insurance and directors’ fees once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. Ceasing registration of the common stock is expected to substantially reduce many of these costs.

     The Company also expects the Reverse Stock Split to substantially reduce the cost of servicing stockholder accounts. The costs of printing and mailing materials to stockholders (and dividend checks when declared and paid) increases for each stockholder account, regardless of the number of shares held by the stockholder. Many of the Company’s stockholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

     The Reverse Stock Split would not only reduce these servicing expenses, but would also provide a cash payment to holders of less than 300 shares for their interest in the Company, which is otherwise illiquid. Stockholders of record owning more than 300 shares would receive a cash payment in lieu of the fractional share they would otherwise be entitled to receive as a result of the Reverse Stock Split.

     Based on its experience in prior years, the Company believes that savings of $75,000 — $150,000 annually may be realized by going private. This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. It is expected that the savings will not be fully realized until the fiscal year ending December 31, 2004. However, the Company cannot guarantee that the benefits of going private will be accomplished as rapidly as currently expected, or at all.

     If the Reverse Stock Split is approved and implemented, the Company believes that the number of stockholders of record of the Company’s common shares will be fewer than 300. The Company intends to terminate the registration of its common stock under the Exchange Act pursuant to Section 12(g)(4) of the Exchange Act. Following the Reverse Stock Split, the decision by the Company to terminate Exchange Act registration upon implementation of the Reverse Stock Split does not require stockholder approval and will not be voted on at the Special Meeting. The Company’s duty to file periodic reports with the SEC, such as quarterly and annual reports, will be suspended once the Company has less than 300 stockholders of record. The Company will become a private company, and there will be no opportunity for a public market for the Company’s securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated.

     In consideration of the aforementioned reasons, the Company’s Board of Directors on October 22, 2002, approved, subject to approval by the Company’s stockholders, a proposal to effect the Reverse Stock Split and the Amendment to the Company’s Certificate of Incorporation.

     No unaffiliated representative has been retained to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split. Additionally, the Board made no specific provision to grant unaffiliated stockholders access to the Company’s corporate files, except as may be required by the Delaware General Corporation Law, or to obtain counsel or appraisal services at the Company’s expense.

Background

     At the Board of Directors’ meeting on April 16, 2002, management expressed its view that the Company is expending a large percentage of revenues to maintain its present status as a public company while the Company and its stockholders are deriving few benefits therefrom, since the Company has been unable to attract a public market for its stock. The Board considered the advantages and disadvantages of being a private company and unanimously directed management to conduct a preliminary feasibility study of terminating its reporting obligations under the Exchange Act, including a discussion of potential reverse split ranges and proposed valuation for redeeming fractional interests.

     Management met with outside legal counsel to discuss a Reverse Stock Split as well as other options for taking the Company private. After discussion with legal counsel and other advisors of the options available, management determined that a Reverse Stock Split was the most feasible in the Company’s current situation. By direction of the Board of Directors, management engaged legal counsel and a financial advisor to assist the Company in pursuing the proposed Reverse Stock Split.

     At the October 22, 2002, meeting of the Board of Directors, the Board reviewed with legal counsel the duties of directors under Delaware law in evaluating a reverse stock split and discussed the preparation of documents to be filed with the SEC in this regard. Also at this meeting, the Board considered the fairness opinion of Adams Capital, Inc. (“Adams Capital”) that a price of $1,500 per whole share of New Common Stock (reflects a $5.00 pre-split valuation of Existing Common Stock) to be paid for fractional shares resulting from the Reverse Stock Split was fair from a financial point of view to those stockholders receiving such payment for fractional shares.

     The Board then discussed the fairness of the Reverse Stock Split to the stockholders who will receive New Common Stock. See “—Fairness of the Reverse Stock Split Proposal” below. Because of the cost savings associated with no longer being a public company, the Board concluded that a reverse stock split would be fair to such stockholders. The Board noted that during the preceding thirty-six month period, the Company had not received any bona fide offers from any person for (i) the merger or consolidation of the Company into or with any person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) securities of the Company which would enable the holder thereof to exercise control of the Company. The Company during this period did not solicit any third party offers to merge or acquire the Company, nor did it authorize any member of the Board of Directors or unaffiliated party to do so.

     The Board considered ratios from one-for-100 to one-for-500 shares for the Reverse Stock Split. The Board determined that a one-for-300 share ratio was most appropriate based on (i) the increase in the potential savings in stockholder servicing costs associated as the number of stockholders of record decreases, (ii) the additional cash needed for payments in lieu of fractional shares associated with increasing the reverse split ratio, and (iii) the potential for the number of stockholders of record to increase, recognizing that the objective of the Reverse Stock Split is to reduce the number of stockholders of record and allow the Company to terminate its reporting obligations and reduce the likelihood that the Company would be required to re-register under the Exchange Act in the foreseeable future.

     The Company and its Board of Directors is proposing the Reverse Stock Split at this time because:

•	The Company incurred an operating loss for the years 2000, 2001 and the first nine months of 2002;

•	The Company is very small and, even if it were profitable, management believes it would be difficult to obtain a market maker for its common stock; and

•	The cost of remaining a public company is significant, especially in relation to the size of the Company, and continues to grow, even though stockholders do not have the benefit of a liquid trading market.

     After the completion of the presentations and discussions, the Board approved the Reverse Stock Split with $1,500 per whole share of New Common Stock (reflects a $5.00 pre-split valuation of Existing Common Stock) being paid for all fractional shares resulting therefrom. All corporate actions necessary in connection with these undertakings were approved unanimously, and the Board directed that the Reverse Stock Split be submitted for approval by the Company’s stockholders at a Special Meeting.

     Failure to approve the Reverse Stock Split will continue the Company’s costs of being a public company with minimal corresponding benefit.

     If the stockholders approve the Reverse Stock Split, the Company intends to file an Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware in substantially the form attached hereto as Appendix A. The Reverse Stock Split will become effective on the date the amendment is filed with the Secretary of State of the State of Delaware, or such later date as is specified in the filing. The Company expects the amendment to become effective as soon as practicable following the Special Meeting.

Alternatives Considered by the Board of Directors

     The Board of Directors considered alternative transactions to reduce the number of stockholders but ultimately determined that the Reverse Stock Split was the preferred method. The Board of Directors considered the following alternative strategies:

     (a)  Issuer Tender Offer. The Board of Directors considered an issuer tender offer to repurchase shares of the Company’s outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of stockholders below 300, to reduce its administrative costs related to servicing stockholders who own a relatively small number of shares and to terminate its SEC reporting requirements. The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board considered the cost of completing the tender offer, which could be significant in relation to the value of the shares sought to be purchased.

     (b)  Purchase of Shares in the Open Market. There is no established trading market for the Existing Common Stock; therefore, the Board of Directors believe it would be highly unlikely that shares could be acquired by the Company from a sufficient number of holders to accomplish the Board’s objectives.

     (c)  Liquidation. The Board of Directors also considered an orderly liquidation of the Company and distribution of the net proceeds. The Board determined that a liquidation of the Company was not appropriate in view of current conditions in the commercial real estate market affecting the Company’s properties, and the transactions costs associated with a liquidation and dissolution of the Company. In the view of the Board, a liquidation at this time would likely result in an ultimate distribution to stockholders, at some point in the future after the Company’s properties have been marketed and sold, of less than the $5.00 per share of Existing Common Stock valuation used in the Reverse Stock Split.

     (d)  Continuing As Is. Finally, the Board of Directors considered taking no action to reduce the number of stockholders of the Company. However, due to the Company’s significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company’s overall expenses and cash flow, the Board believes that taking no action at this time is not in the best interests of the Company.

     The Board of Directors has determined that the Reverse Stock Split is the most expeditious and economical method of changing the Company’s status from that of a reporting company to that of a non-reporting company. The Company has not sought, and has not received, any proposals for the merger or consolidation of the Company, or for the sale or other transfer of all or any substantial portion of the Company’s assets, or for the securities of the Company that would enable the holder thereof to exercise control of the Company. See “SPECIAL FACTORS – Background.”

Fairness of the Reverse Stock Split Proposal

     The Board of Directors believes that the Reverse Stock Split, taken as a whole, is fair to and in the best interests of the Company and its stockholders. In determining the fairness of the Reverse Stock Split, the Board of Directors considered a number of factors prior to approval of the proposed transaction.

     The Board of Directors recognized the concerns of stockholders owning less than 300 shares of Existing Common Stock, who have virtually no liquidity because there is no established trading market for the Existing Common Stock. The Reverse Stock Split will allow such stockholders to liquidate their holdings at a fair value, and without brokerage or other transaction costs by receiving cash for their interest.

     Stockholders receiving New Common Stock will benefit from the reduction of direct and indirect costs borne by the Company to maintain its public company status. In addition, stockholders holding a number of shares not evenly divisible by 300 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transactions costs.

     The Board of Directors of the Company by unanimous vote on October 22, 2002, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reserve Stock Split to be advisable, and directing that a proposed amendment to the Certificate of Incorporation of the Company effecting the Reverse Stock Split and reducing the Company’s authorized capital proportionately be submitted to stockholders of the Company for consideration.

     In determining to approve the Reverse Stock Split and recommend that stockholders approve it, the Board of Directors considered the following material factors:

•	Small size of the Company and unlikelihood of attracting a market maker for its Existing Common Stock for the foreseeable future.

•	The Adams Capital fairness opinion.

•	Information regarding the Company’s financial condition.

•	The lack of an established trading market and extremely limited liquidity of the Existing Common Stock.

•	The opportunity afforded, in the absence of a trading market, by the Reverse Stock Split for holders of even a small number of shares to receive a cash payment for their interest without brokerage costs, and for larger stockholders to receive a cash payment in respect of a portion of their interest.

•	Purchases of 7,473 shares of treasury stock by the Company over the last 2-1/2 years at a price of $5.00 per share.

•	The Board’s knowledge of the management, business operations, assets, liabilities, earnings, cash flow and prospects of the Company.

•	The fact that a net operating income approach to valuation would yield an even lower value per share of Existing Common Stock than the net asset approach primarily used by Adams Capital, which reflected minority and marketability discounts. In the Board’s view, a net operating income approach is an alternative valuation methodology that an unaffiliated acquiror would likely consider in valuing the Company or its assets as a whole.

•	Estimates of the fair market value of the Company’s properties provided by management as described below.

•	The anticipated increased cost of compliance with the additional requirements on public companies under the Sarbanes-Oxley Act of 2002 and related SEC regulations.

•	The fact that at the one-for-300 ratio, the Reverse Stock Split would not significantly impact control of the Company, and that the Company expects that it would continue to have approximately [140] stockholders with directors and executive officers beneficially owning approximately 30.3% of New Common Stock following the Reverse Stock Split. Accordingly, the Board of Directors did not view the Reverse Stock Split as significantly impacting control of the Company.

     The Board of Directors placed the greatest weight on Adams Capital opinion and did not assign any particular weight to any of the other factors.

     At the October 22, 2002 meeting, the Board of Directors also generally discussed the fact that a net operating approach to valuation would not yield a value per share higher than the $5.00 per share of Existing Common Stock that Adams Capital opined was fair from a financial point of view. The net operating income approach to value discussed by the Board of Directors involves (i) subtracting expenses of rental operations from total revenues to generate an assumed net operating income, (ii) applying a market multiple to the assumed net operating income, and (iii) adding the value of the company’s cash and other assets, and subtracting the Company’s other liabilities. The Board of Directors noted that under a net operating approach to valuation, assumed net operating income would likely be in the range of $1.2 million to $1.4 million. In view of the Company’s $12.8 million of liabilities, the Board of Directors noted that a net operating income approach would net a value of less than $5.00 per share, even with a 10X multiple applied to the assumed net operating income. The Board of Directors believed that a 10X multiple would represent the upper end of the range of multiples for portfolios similar to the Company. The Board of Directors did not undertake a comprehensive net operating income valuation analysis, but rather discussed the likely impact of such analysis to confirm that the $5.00 per share valuation expressed in the Adams Capital opinion was not lower than a net operating income approach would yield.

     The Board of Directors also explored alternatives to allow holders of less than 300 shares of Existing Common Stock an opportunity to maintain an interest in the Company following the Reverse Stock Split by buying additional shares of Existing Common Stock so that they would hold 300 shares of Existing Common Stock immediately prior to the Reverse Stock Split and would therefore receive a share of New Common Stock. The Board of Directors was advised that the sale of additional Common Stock or fractional interests for cash would likely require the filing of a registration statement under the Securities Act of 1933, as amended. The Board believed that the preparation and filing of a registration statement under the Securities Act would entail additional costs and likely delay the implementation of the Reverse Stock Split, and therefore determined not to offer existing holders of less than 300 shares an opportunity to buy additional shares. Since it is impractical to allow stockholders to “buy up” to one whole share of New Common Stock, the Company intends to facilitate the ability of stockholders to acquire additional shares by maintaining a list of stockholders who advise the Company that they are interested in buying or selling shares and making such list available to stockholders upon request. See “—Exchange of Certificates and Payment of Fractional Shares.”

     To the Company’s knowledge, each executive officer and director of the Company will vote all shares of Existing Common Stock those persons have proxy authority for, for the proposed Reverse Stock Split and related Amendment to the Company’s Certificate of Incorporation. These shares represent approximately 26.8% of the voting power on the Record Date.

Opinion of Adams Capital

     On June 19, 2002, the Board of Directors retained Adams Capital to render an opinion with respect to fairness, from a financial point of view to the Company’s stockholders of the proposed purchase price for fractional shares (“Opinion”). In requesting Adams Capital’s fairness opinion, the Board of Directors did not give any special instructions to Adams Capital or impose any limitations upon the scope of the investigations that Adams Capital deemed necessary to enable it to deliver its opinion.

     The complete text of Adams Capital’s opinion to the Board of Directors dated October 22, 2002, is attached hereto as Appendix B. This discussion is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to, and should, read the opinion carefully in its entirety. The engagement of Adams Capital and its opinions are for the benefit of the Board of Directors. The opinions address only the fairness, from a financial point of view, of the reverse stock split.

     On October 22, 2002, Adams Capital delivered to the Board of Directors its written opinion that the purchase price of $1,500 per whole share of New Common Stock (reflects a $5.00 pre-split valuation of Existing Common Stock) for fractional shares of the Company’s common stock is fair from a financial point of view to the holders of common stock of the Company.

     In arriving at its opinion, Adams Capital reviewed and discussed with Company management, analyzed and relied upon, among other things:

(i)	Financial statements of the Company for the five fiscal years ended December 31, 1997 through December 31, 2001, and the six month periods ended June 30, 2001 and 2002;

(ii)	Previous stock transaction documents as detailed in SEC filings;

(iii)	Publicly available financial and business information relating to the Company;

(iv)	Financial, economic and market data;

(v)	Adams Capital, Inc. discount studies and various other discount studies; and

(vi)	Liquidity needs, capital resources available, and the prospects for future Company growth.

     The selection of the appropriate valuation approach depends on the facts and circumstances of each valuation including the purpose of the valuation and the specific characteristics of the subject company or interest. In preparing its opinion, Adams Capital determined that the value of the Company is more accurately reflected in its assets (office buildings) rather than the income stream generated by the Company’s operations. Adams Capital focused primarily on the net asset and market approaches to valuations. Adams Capital did not use the income method to value the Company because the Company has relatively small earnings. Moreover, the Company does not currently plan any distributions which would result in a value of zero from the income approach.

     Since the Company’s value is reflected in its assets (office buildings), Adams Capital primarily used a net asset approach to value the Company. Under the net asset approach, all assets and liabilities on the balance sheet are adjusted to their fair market value and all existing equity is set to zero. The value of the Company’s equity is based on its net asset value, which is calculated by subtracting adjusted liabilities from adjusted assets.

     For purposes of the net asset approach to valuation, Adams Capital collected and reviewed the following estimates of the fair market value of each of the Company’s properties that were provided by management:

Estimated
Fair
Market
Location	Value (1)

8050 Roswell Road	$855,000
576 Colonial Park Drive	1,550,000
515 Crossville Road	5,976,000
570 Colonial Park Drive	1,775,000
3928 Montclair Road	1,680,000
956 Montclair Road	1,575,000
3113 Roswell Road	1,225,000
3115 Roswell Road	925,000
920 Holcomb Bridge	1,450,000
419 Crossville Road	1,500,000

Total	$18,511,000

     Notes:

(1)	Fair market value of land, buildings and improvements as of June 30, 2002. Provided by management.

     Adams Capital’s analysis on a net asset approach indicated a fair market value of the Company’s common equity on a marketable, controlling basis of $4,526,670. Adams Capital applied a 35% lack of marketability discount and then applied a 30% minority interest discount, which resulted in a fair market value of the Company’s common equity of $2,059,635 on a minority, non-marketable basis. Adams Capital applied minority and marketabilty discounts because the valuation was for the purpose of cashing out fractional shares which are not readily marketable and represent minimal equity interests in the Company. The market approach utilizing treasury stock transactions resulted in a valuation of the Company’s common equity of $2,047,310.

     For the purposes of the market approach, Adams Capital analyzed transactions in the Company’s treasury stock. Over the past two and a half years the Company has purchased treasury stock for $5.00 per share. The total amount of shares repurchased is small relative to total shares outstanding as of the valuation date. These treasury stock transactions are the only arm’s length transactions in the Company’s stock and represent an indication of the Company’s value.

     Based on these approaches, Adams Capital reached a concluded value of $2,060,000 prior to the elimination of the $241,390 liability for accrued salary which was paid in stock. See “SPECIAL FACTORS — Certain Effects of Reverse Stock Split Proposal on the Company’s Stockholders” and “INFORMATION ABOUT RESOURCE CAPITAL GROUP, INC. — Purchases of Common Stock by the Company and its Affiliates.” After eliminating this liability, Adams Capital concluded the fair market value of common equity of the Company would be $2,301,390 on a primary basis ($5.03 per Existing Common Share) and $2,305,553 on a fully diluted basis ($4.99 per share).

     The Board of Directors engaged Adams Capital as its financial advisor because Adams Capital has expertise in providing financial advisory services and fairness opinions. Prior to this engagement, Adams Capital had not performed any financial services for the Company. Adams Capital is entitled to receive fees based on the time expended by its valuation staff, estimated at $20,000 plus out of pocket expenses.

Certain Effects of Reverse Stock Split Proposal on the Company’s Stockholders

     1.      Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. If the Reverse Stock Split is approved and implemented, each stockholder’s percentage interest will be the same as it was prior to the approval of the proposal, except for the effect of the elimination of fractional shares. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company’s common stock before and after the Reverse Stock Split.

     If the Reverse Stock Split is approved, the Company’s Certificate of Incorporation will be amended to change the authorized common stock from the currently authorized 1,000,000 shares to 3,333 authorized shares. The Company currently expects to have approximately 1,384 shares issued and outstanding and 1,949 shares authorized but unissued immediately following the Reverse Stock Split.

     If the Board of Directors issues additional shares of New Common Stock in the future, current stockholders may suffer dilution of their present interests in the Company, to the extent such future issuances do not involve the current stockholders of the Company.

     2.      Financial Effect. The total number of fractional shares to be purchased is estimated to be approximately 42,600 at a cost of approximately $213,000. The cost of the Reverse Stock Split transaction will come from the Company’s available cash balances, and, accordingly, will reduce the Company’s cash balance. As a result of the reduction in the number of shares outstanding, the Company’s earnings per share and book value per share will increase by a factor of 300. No other material impact on the Company’s financial statements is expected.

     3.      Effect on Market for Shares. Based on the current stock ledger, the Company estimates that the number of shares of New Common Stock outstanding after the Reverse Stock Split, if effected, will be 1,384 shares in the hands of approximately [140] stockholders of record. There is no established trading market for the Company’s shares, and it is less likely that one would develop following the Reverse Stock Split.

     No commitments, plans, understandings or agreements have been made by the Board of Directors or the officers of the Company for use of the authorized but unissued stock, except for Mr. Schmerge’s employment contract, which allows him to elect to receive up to one-half of his compensation in the form of Company common stock. Pursuant to his employment agreement with the Company, Mr. Schmerge is entitled to elect to receive up to 50% of amounts due under his employment agreement in stock based on the value established by the Board for stock repurchases. On October 16, 2002, Mr. Schmerge elected to receive such amounts in stock, and the Company has issued Mr. Schmerge 48,278 shares of Existing Common Stock in payment of the $241,390 unpaid salary accrued from 2001 through September 30, 2002. The Company has no current plans to issue additional shares of stock (other than pursuant to Mr. Schmerge’s employment agreement), but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the best interests of the Company and its then stockholders. Persons who continue as stockholders following implementation of the Reverse Stock Split proposal will not have any preemptive or other preferential rights to purchase any of the Company’s common stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such stockholder.

     4.      Termination of Exchange Act Registration of New Common Stock. The Reverse Stock Split proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Stock Split proposal by the stockholders. The Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more stockholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholder and to the SEC and would make certain provisions of the Exchange Act, such as filing of proxy statements, no longer applicable to the Company.

     With respect to the executive officers and directors of the Company, upon termination of registration of the Common Stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof. Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

     5.      Beneficial Owners of Company Stock. The Reverse Stock Split will affect stockholders holding Company stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and stockholders holding Company stock in street name should contact their nominees to determine how they are affected by the Reverse Stock Split.

     6.      Directors and Officers. The current directors and officers of the Company will remain the directors and officers of the Company immediately following the effectiveness of the Reverse Stock Split. In connection with the termination of the Company’s registration and reporting obligations under the Exchange Act, the Company may reduce directors’ fees and substantially reduce or eliminate its directors and officers liability insurance coverage. In such event, some or all of the existing outside directors may elect to retire or resign from the board.

Federal Income Tax Consequences

     The following discussion summarizing certain federal tax consequences is based on current law and is included for general information only. Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the reverse stock split in light of their individual circumstances.

     The receipt of New Common Stock solely in exchange for Existing Common Stock will not result in recognition of gain or loss to the stockholder. The adjusted tax basis of the stockholder’s New Common Stock will be the same as the stockholder’s adjusted tax basis in the Existing Common Stock. The holding period of New Common Stock received solely in exchange for Existing Common Stock will include the stockholder’s holding in the Existing Common Stock. No gain or loss will be recognized by the Company upon the Reverse Stock Split.

     Stockholders who receive cash in lieu of fractional shares of New Common Stock will be treated as receiving cash as payment in exchange for their fractional shares of New Common Stock, and they will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

PROPOSAL – REVERSE STOCK SPLIT AND RELATED
AMENDMENT TO THE COMPANY’S CERTIFICATE OF
INCORPORATION

General

     The Board of Directors has unanimously adopted a resolution approving, and recommending to stockholders for approval, an amendment to the Company’s Certificate of Amendment to effect the proposed one-for-300 Reverse Stock Split. The form of amendment is attached hereto as Appendix A.

     If the stockholders approve the Reverse Stock Split, the Company intends to file the amendment to the Company’s Certificate of Incorporation with the Secretary of State of Delaware. The Reverse Stock Split will become effective on the date the amendment is filed with the Secretary of State of Delaware, or such later date as is specified in the filing. The Company expects the amendment to become effective as soon as practicable following the Special Meeting.

     The Company had 457,740 shares of common stock outstanding as of the Record Date. If the Reverse Stock Split is approved and implemented, each share of Existing Common Stock will automatically be reclassified into one three hundredth of a fully paid and non-assessable shares of New Common Stock without any further action on the part of the stockholders. Assuming no change in the number of outstanding shares from the Record Date if the Reverse Stock Split is approved, the currently outstanding shares of Existing Common Stock will be converted into approximately 1,384 shares of New Common Stock. The Company estimates that approximately $213,000 will be paid in cash in lieu of fractional shares.

Exchange of Certificates and Payment of Fractional Shares

     As soon as practicable after the Effective Date, each holder of an outstanding certificate theretofore representing Existing Common Stock will receive from Continental Stock Transfer & Trust Company as the exchange agent (the “Exchange Agent”) instructions for the surrender of such certificate to the Exchange Agent. The instructions will include a Letter of Transmittal to be completed and returned to the Exchange Agent with such certificate. As soon as practicable after the surrender to the Exchange Agent of any certificate which represented shares of Existing Common Stock, together with a duly executed Letter of Transmittal and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificates have been issued, (i) certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Existing Common Stock represented by the surrendered certificate shall have been reclassified, and/or (ii) cash for fractional shares. Until surrendered as contemplated by the preceding sentence, each certificate which represented shares of Existing Common Stock shall be deemed at and after the Effective Date to represent the number of full shares of New Common Stock contemplated by the preceding sentence.

     For the purpose of determining ownership of Existing Common Stock at the Effective Date, shares will generally be considered to be held by the person in whose name those shares are registered in the stock records of the Company, regardless of the beneficial ownership of those shares. No transfer taxes, service charges or brokerage commissions imposed by the Company shall be payable by any holder of any certificate which prior to the approval of the Reverse Stock Split represented any shares of Existing Common Stock, except that if any certificates for New Common Stock are to be issued in a name other than that in which the certificates for shares of Existing Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason thereof (or prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, and (ii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

     No certificates or scrip representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Instead, stockholders holding a number of shares of Existing Common Stock not evenly divisible by 300, and stockholders holding less than 300 shares of Existing Common Stock, upon surrender of their old certificates, will receive cash in lieu of fractional shares of New Common Stock. The price payable by the Company for fractional shares will be determined by multiplying the fraction of a share of New Common Stock by $1,500.

     Any holder of record of less than 300 shares of common stock who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing, prior to the Effective Date, a sufficient number of shares of common stock such that the total number or shares held of record in his name immediately prior to the Reverse Stock Split is equal to or greater than 300. Any holder desiring to purchase such shares may contact the Company’s Chief Executive Officer, and if the Company is aware of any stockholder who desires to sell such shares, the Company will notify the stockholder desiring to retain an equity interest in the Company. However, due to the limited trading market for the Company’s common stock it is possible that a stockholder desiring to retain an equity interest in the Company may not be able to purchase enough shares to retain an equity interest in the Company at a fair price or at all.

Vote Required

     Approval of the Reverse Stock Split will require approval by a majority of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the Reverse Stock Split will be approved if at least 228,871 shares of Existing Common Stock are voted in favor of the Reverse Stock Split.

Voting Procedures and Revocability of Proxies

     The only stockholders entitled to vote at the Special Meeting are the holders of record at the close of business on the Record Date. On the Record Date there were 457,740 outstanding shares of Existing Common Stock. Each outstanding share of Existing Common Stock is entitled to one vote on each matter to come before the Special Meeting.

     The accompanying proxy card permits each stockholder of record on the Record Date to vote on the proposal described in this Proxy Statement. The proxy card provides space for a stockholder to vote for or against the proposal to be considered at the Special Meeting or abstain from voting on the proposal if the stockholder chooses to do so. The Reverse Stock Split and the Amendment to the Company’s Certificate of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of Existing Common Stock as of the Record Date.

     The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker nonvotes are considered for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker nonvotes will have the effect of a vote against the Reverse Stock Split and the related Amendment to the Company’s Certificate of Incorporation. Stockholders are urged to sign the accompanying form of proxy and return it promptly.

     When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by proxies designated on the proxy card in accordance with the stockholder’s instructions. A stockholder desiring to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Special Meeting. Proxy cards so marked should not be mailed to the Company.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted in favor of the proposal described in this Proxy Statement and, at the discretion of the designated proxies, on any other matter that may properly come before the Special Meeting or any adjournment. The Company does not know of any business that will be presented for consideration at the Special Meeting other than the Reverse Stock Split and related Amendment to the Company’s Certificate of Incorporation. However, if any other business should come before the Special Meeting, it is the intention of the designated proxies to vote on any such business in accordance with the recommendation of management.

     Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by (i) notifying the Secretary of the Company in writing at the Company’s principal executive office, (ii) executing and delivering a subsequent proxy, or (iii) personally appearing at the Special Meeting and casting a contrary vote. However, no revocation shall be effective unless and until notice of such revocation has been received by the Company at or prior to the Special Meeting.

Appraisal and Dissenters’ Rights

     No appraisal or dissenters’ rights are available under Delaware Law to stockholders who dissent from the Reverse Stock Split. There may exist other rights or actions under federal or state securities laws for stockholders who are aggrieved by the Reverse Stock Split generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

The Board of Directors unanimously recommends that stockholders vote “FOR” the Reverse Stock Split and the related amendment to the Company’s Certificate of Incorporation.

INFORMATION ABOUT RESOURCE CAPITAL GROUP, INC.

General

     The Company was organized as a Delaware corporation in November 1990. Our primary business is the ownership and operation of various commercial properties in the southeast region of the United States of America. Our principal executive offices are located at 419 Crossville Road, Suite 204, Roswell, Georgia 30075. Our telephone number at that address is (770) 649-7000.

     Additional information regarding the Company is available in our Annual Report to Stockholders on Form 10-KSB for fiscal year 2001 and our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002. Copies of these documents accompany this Proxy Statement.

Description of Common Stock

     The Company’s authorized capital currently consists of 1,000,000 shares of common stock, $.01 par value. After the Reverse Stock Split, the par value of the common stock will remain the same, but the authorized shares will change to 3,333 shares. As of the Record Date, 457,740 shares of the Company’s common stock were issued and outstanding. We estimate that the number of shares of Company common stock outstanding after the Reverse Stock Split will be approximately 1,384. Holders of Company common stock are entitled, and will continue to be entitled after the Reverse Stock Split, to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

Current Directors and Executive Officers

     The following table sets forth the name, age and business information of the directors and exective officers of the Company. The address and telephone for each person named in the table is in care of Resource Capital Group, Inc., 419 Crossville Road, Suite 204, Roswell, Georgia 30075, telephone 770-649-7000.

Name	Age	Business Information

Albert G. Schmerge, III	57	Mr. Schmerge has been the President and CEO of the Company since 1991.

		Prior to the formation of the Company, Mr. Schmerge was the sole General Partner and Chief Executive Officer of AGS Properties. Mr. Schmerge entered the real estate business in 1968 and in 1974 combined several family owned and related businesses and co-founded AGS Properties and Camelback Management Company which acquired, syndicated, operated and managed more than 70 major real estate properties, primarily apartments, located throughout the United States. In his capacity as General Partner of AGS Properties, he guided the acquisition, formation, financing and sale of several hundred million dollars worth of real estate, primarily suburban apartment developments and suburban office properties.

		Mr. Schmerge earned a Bachelor of Science degree from Villanova University, and a Masters of Business Administration from Iona Graduate School of Business. After several years in the electronics and satellite industry, he entered the financial planning and real estate investment business with his father in 1968.

Name	Age	Business Information

Norman F. Swanton	63	Mr. Swanton has been the Secretary and a Director of the Company since 1991.

		Mr. Swanton has served as President, Chairman of the Board and Chief Executive Officer of Warren Resources, Inc. since its founding in June 1990. From 1985 to 1990, Mr. Swanton served as an independent financial advisor, arranging debt restructuring, new credit facilities, leveraged buy-out financing, debt-for-equity exchanges, equity financing, reorganization consulting and other financial and investment activities. From 1972 to 1985, Mr. Swanton served as the Chairman of the Board and Chief Executive Officer of Swanton Corporation, a publicly-held company formerly listed on the American Stock Exchange, which was engaged in investment banking, securities brokerage, insurance premium financing, securities industry consulting and energy operations.

		From 1961 to 1972, Mr. Swanton served as a senior operations executive of Glore, Forgan, Staats, Inc. and Hayden Stone, Inc., formerly New York Stock Exchange member firms and top-tier underwriting firms. Mr. Swanton also served as a principal financial consultant to the Trust Fund of the New York Stock Exchange serving as its fiduciary representative in the liquidation of several member firms of the New York Stock Exchange. These consulting services involved the safeguard of $3.5 billion of assets of public customers and recommendations relating to the implementation or revision of rules governing use of customer free credit balances, segregation of customer’s fully-paid-for securities and computation of NYSE member’s net capital requirements.

		Mr. Swanton received his Bachelor of Arts Degree in History and Political Science from Long Island University in 1962 and attended Bernard Baruch Graduate School of Business in a graduate degree program in Accountancy and Finance from 1963 to 1966.

Name	Age	Business Information

Martin D. Newman	63	Mr. Newman has been a director of the Company since 1996.

		Mr. Newman currently is a partner in the law firm of Goldberg, Weprin & Ustin, LLP. His law expertiese includes many aspects of real estate, corporate representation of public and private companies, particularly those engaged in the ownership, operation and management of real estate and securities representation of public, private and not-for-profit entities generally as issuer’s counsel, in connection with private placements and public offerings, including such matters arising under the Securities Exchange Act of 1934, periodic reporting requirements under said Act and other compliance matters. Previously, Mr. Newman was with the law firms of Fromme, Schwartz, Newman & Cornicello LLP, Ballon, Stoll, Bader and Nadler, PC and Wien Malkin & Bettex. He was also with the law firm of Chadbourne & Parke from 1968 to 1977 and a staff attorney with the U.S. Securities and Exchange Commission from 1963 to 1967. Mr. Newman is currently the principal of seven companies, which own and operate over seven hundred fifty apartments and fifty retail stores in New York City.

		Mr. Newman received a B.A. Degree from the University of Michigan in 1960 and a JD from Harvard Law School in 1963.

Rodney Knowles, III	56	Mr. Knowles has been a director of the Company since 1999.

		Mr. Knowles is a partner in the Triveritas Group, an affiliated entity with Northwestern Mutual Insurance that focuses on a broad range of financial services. Mr. Knowles served as Managing Director of the Atlanta Committee for the Olympic Games in 1996 and was Chairman, President and CEO of Chattahoochee Bank in Georgia until its acquisition by BankSouth in 1994. Mr. Knowles brings to the Company over 30 years of experience in the financial services industry.

		Mr. Knowles received his B.A. degree in Business Administration Degree from Davidson College in 1967. He served with the U.S. Army from 1968 to 1970 as a First Lieutenant.

Fred C. Lohrum	73	Mr. Lohrum has been a director of the Company since 2000.

		Prior to his retirement, Mr. Lohrum was South Region Chairman and Chief Executive Officer of BankBoston, N.A., a wholly owned subsidiary of BankBoston Corporation.

Name	Age	Business Information

Mr. Lohrum began his business career with IBM where he served in various sales, marketing and management positions. In 1968, Mr. Lohrum joined Randolph Computer Corporation; a lessor of IBM computer equipment, and in 1972, Randolph Computer was purchased by Bank of Boston Corporation. Mr. Lohrum served in several executive positions, including Chairman and President of BancBoston Leasing, Inc., BancBoston Leasing Services and Randolph Computer Services. Under his leadership and tenure at BancBoston Leasing, the business grew to be the 4th largest bank lessor in the nation and the 14th largest U.S. leasing company.

Originally from Cincinnati, Ohio, Mr. Lohrum received his BS degree in industrial management from the University of Cincinnati. After graduation, he joined the United States Navy where he attained the rank of lieutenant and served as an operations officer aboard the destroyer USS Rooks, based in Newport, Rhode Island.

     During the past five years, none of the above named persons has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the above named persons are citizens of the United States.

Purchases of Common Stock by the Company and its Affiliates

     The Company has periodically acquired Treasury Stock at a price set by our Board of Directors. In that regard, during 2002 (as of October 22, 2002), 2001 and 2000, we acquired 765, 5,709 and 999 shares for $3,825, $28,545 and $4,995, respectively, at a price of $5.00 per share.

     Pursuant to his employment agreement, Mr. Schmerge is entitled to elect to receive up to 50% of amounts due under his employment agreement in stock based on the value established by the Board for stock repurchases. On October 16, 2002, Mr. Schmerge elected to receive such amounts in stock, and the Company has issued Mr. Schmerge 48,278 shares of Existing Common Stock in payment of the $241,390 of unpaid salary accrued from 2001 through September 30, 2002.

Ownership of Voting Securities of the Company

     The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person known to us to beneficially own more than 5% of our outstanding common stock, by each director and by all officers and directors as a group. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares. The address and telephone for each person named in the table is in care of Resource Capital Group, Inc., 419 Crossville Road, Suite 204, Roswell, Georgia 30075, telephone 770-649-7000.

	Amount of		Amount of
	Beneficial		Beneficial
Name and Address of	Ownership Before		Ownership After
Beneficial Owner	Reverse Stock Split	Percent of Class	Reverse Stock Split	Percent of Class

Albert G. Schmerge, III (1)	99,811	21.8%	332	24.0%

Cullen Associates (2)	31,808	6.9%	106	7.6%

Norman F. Swanton (3)	5,615	1.2%	18	1.3%

Martin D. Newman (4)	5,128	1.1%	17	1.2%

Rodney Knowles, III (5)	4,132	0.9%	13	0.9%

Fred C. Lohrum (6)	12,026	2.6%	40	2.9%

Officers and Directors as a Group (five people)	126,712	27.6%	420	30.3%

(1)	Mr. Schmerge is the Chairman, CEO and President of the Company. Includes 3,533 shares owned by Schmerge Capital LP, of which Mr. Schmerge and his wife are the general partners.

(2)	Cullen Associates is a partnership owned by a trust for the benefit of Albert G. Schmerge, III and his ten brothers and sisters. Mr. Schmerge does not have the power to direct the investment or voting of the shares held by Cullen Associates and therefore disclaims beneficial ownership.

(3)	Mr. Swanton is Secretary and a Director of the Company.

(4)	Mr. Newman is a Director of the Company.

(5)	Mr. Knowles is a Director of the Company.

(6)	Mr. Lohrum is a Director of the Company. Includes warrants issued in 2000 to purchase 4,163 shares of common stock at an exercise price of $1.00 per share.

Price Range Of Common Stock And Dividends

     On September 1, 1991, our common stock originally issued to the public was based on a value of $10.00 per share (denominated value). At November 4, 2002, there was no established broker dealer price quotation for our common stock. There are currently no market makers and no established trading market for our common stock. We periodically acquire Treasury Stock at a price set by our Board of Directors. In that regard, during 2002 (as of October 22, 2002), 2001 and 2000, we acquired 765, 5,709 and 999 shares for $3,825, $28,545 and $4,995, respectively, at a price of $5.00 per share.

     The Company has not paid dividends on its common stock in the past two years. Previously, the Company paid a single cash dividend of $1.00 per share on the Company’s common stock in March 1999. The Company’s current loan agreements contain certain restrictions, which prohibit the Company from paying dividends on its common stock.

     The Reverse Stock Split is estimated to reduce the number of stockholders of record to[140], based on October 2002 records. See “SPECIAL FACTORS – Fairness of the Reverse Stock Split Proposal” below for a discussion of the determination of a fair price for fractional shares.

Persons Making the Solicitation

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The Chief Executive Officer may participate in the solicitation but will not receive any separate or additional compensation in connection therewith. The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, officers of the Company may solicit proxies by telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Existing Common Stock.

PROPOSALS OF SHAREHOLDERS

     In the event the Reverse Stock Split is not effected, any proposal which a stockholder wishes to have presented at the next meeting of stockholders of the Company and included in the Company’s proxy statement and proxy to be used in connection with such meeting must be received at the main office of the Company, 419 Crossville Road, Suite 204, Roswell, Georgia 30075, a reasonable time before the Company prints and mails proxy materials. If such proposal is in compliance with all requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for the Annual Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt. No such proposals were received before the release date of this Proxy Statement.

OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE

     A copy of the Company’s Annual Report to Stockholders on Form 10-KSB for fiscal year 2001 and the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 (File No. 0-20272) are incorporated herein by reference. Copies of these reports accompany this Proxy Statement and are available for review from the EDGAR filings obtained through the SEC’s Internet Website (http://www.sec.gov).

FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Further events and actual results could differ materially than those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Proxy Statement describe factors that could contribute to or cause such differences.

     We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, the Company in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “AVAILABLE INFORMATION.”

AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 and at the regional office of the SEC located at Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 2O549. In addition, such reports, proxy statements and other information are available from the SEC’s Internet Website at http://www.sec.gov.

By order of the Board of Directors

Albert G. Schmerge, III President, CEO and Chairman of the Board

November ______, 2002

Appendix A

Form of Amendment to
Certificate of Incorporation
to Effect Reverse Stock Split

Article Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH: Effective at 6:00 p.m. Wilmington, Delaware time on the date of filing (the “Effective Time”) of the Certificate of Amendment reflecting this amendment with the Delaware Secretary of State, every Three Hundred (300) outstanding shares of common stock of the Corporation will be combined into and automatically become one (1) outstanding share of common stock of the Corporation, and the total number of authorized shares of common stock of the Corporation shall be reduced automatically to Three Thousand Three Hundred Thirty-Three (3,333). The par value of the Common Stock shall not be changed hereby and shall remain $.01 per share, as set forth in the Certificate of Incorporation as in effect prior to the filing of this Certificate of Amendment. The Corporation shall not issue fractional shares on account of the foregoing reverse split; all shares that are held by a stockholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of such reverse stock split, such stockholder shall be entitled to receive a cash amount equal to the fair value of such fractional share based on a value of $1,500 per whole share of common stock after giving effect to the reverse stock split effected hereby (representing a $5.00 per share value prior to giving effect to the reverse stock split effected hereby).

As of the Effective Time, the total number of shares which the Corporation shall have the authority to issue is Three Thousand Three Hundred Thirty-Three (3,333). The par value of such shares is one cent ($.01). All such shares are of one class and all are shares of common stock.

Appendix B

[ADAMS CAPITAL INC. LOGO]	600 Galleria Parkway
Suite 1950
Atlanta, Georgia 30339
Phone 770-432-0308
Fax 770-432-4138
www.adamscapital.com

October 22, 2002

Board of Directors
Resource Capital Group, Inc.
419 Crossville Road
Suite 204
Roswell, GA 30075

Resource Capital Group, Inc. – Fairness Opinion

Gentlemen:

Adams Capital, Inc. (“Adams Capital”) was retained by Resource Capital Group, Inc. (“RCG” or the “Company”) to render an opinion (the “Opinion”) on the fairness of a reverse stock split in which stockholders would receive cash in lieu of fractional shares based on a pre-reverse split valuation of $5.00 per share of common stock of the company.

In arriving at our opinion, we reviewed and discussed with Company management (“Management”) the following:

(a)	Company financial statements for the five fiscal years ended December 31, 1997 through December 31, 2001, and the nine month periods ended September 30, 2001 and 2002;

(b)	Management assurance that nothing material has occurred from September 30, 2002 to the date of this opinion.

(c)	Liquidity needs, capital resources available, and the prospects for future Company growth.

(d)	RCG personnel whose input and general knowledge was the basis for the underlying assumptions used in developing the Consideration; Articles of Incorporation and other legal documents related to the Company’s structure;

(e)	Publicly available financial and business information relating to the Company;

(f)	RCG recent internal stock transactions;

(g)	Previous stock transaction documents as detailed in SEC filings;

(h)	List of equity shareholders;

(i)	Industry press releases;

(j)	Georgia State University’s Economic Forecasting Center Publications;

(k)	Bloomberg Business News and other news wires;

(l)	Research databases including OneSource;

(m)	Various valuation publications;

(n)	Adams Capital, Inc. discount studies and various other discount studies; and

(o)	Financial, economic and market data.

Board of Directors
Resources Capital Group, Inc.
October 22, 2002

In the course of our review and analysis, and in rendering this Opinion, we rely upon, but have not independently investigated or verified, the accuracy, completeness and fair presentation of the financial and other information that was provided to us by the Company, or that was publicly available to us (including, without limitation, the information described above and the estimated fair market value of owned real property provided by the Company). We rely upon the assurance of Management that it is unaware of any facts that would make any of the information provided to us inaccurate or misleading. We further rely upon the assurances of Management that the information provided has been prepared on a reasonable basis in accordance with industry practice and reflects the best currently available estimates and judgment of Management. We further rely on Management’s assurance that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We note that projecting future results of any company is inherently subject to uncertainty. This opinion is expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects.

We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject; and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters. We also assume that all the necessary regulatory approvals and consents required will be obtained in a manner that will not have adverse effects on the Company.

We were not requested to consider, and our Opinion does not address, the relative merits of the proposed Consideration as compared to any alternative strategies that might exist for the Company. Our Opinion is limited to the fairness, from a financial point of view, of the proposed Consideration and does not address the Company’s underlying business decision to effect the proposed transaction. Our Opinion is based upon information available to us and circumstances existing and disclosed to us as of the date hereof and we assume no responsibility to update or revise our Opinion based upon subsequent circumstances or events. Subsequent events could materially affect assumptions used in preparing this Opinion.

This Opinion is provided for the use of the Company as one element in their consideration of the proposed Consideration, and may not be used for any other purpose, or otherwise referred to, relied upon or circulated, without our prior written consent. This Opinion may be reproduced in any proxy statement mailed to holders of the common stock in connection with the proposed Consideration but may not otherwise be disclosed publicly in any manner without our prior written approval.

On the basis of and subject to the foregoing, it is our Opinion as of the date hereof that the proposed Consideration to be paid in lieu of fractional shares in connection with the proposed reverse stock split is fair from a financial point of view.

Board of Directors
Resources Capital Group, Inc.
October 22, 2002

Adams Capital’s principal business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for purposes including mergers and acquisitions, divestitures, gift and estate taxes, employee stock ownership plans, corporate and partnership recapitalizations, and dissolutions. We act as financial advisors to the Company with respect to the proposed Consideration. Our compensation is not contingent on our findings and we have no other financial advisory or other relationships with the Company, officers or investors.

The approaches and methodologies used in our work do not constitute an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the fair presentation of financial statements or other financial information, including prospective information, presented in accordance with generally accepted accounting principles. We express no opinion and accept no responsibility for the accuracy and completeness of the financial information, including prospective information, or other data provided to us by Management or others. We assume that the financial and other information, including prospective information, provided to us is accurate and complete, and we have relied upon this information in performing our analysis.

We sincerely appreciate the opportunity to offer our services to Resource Capital Group, Inc. in this important matter.

Very truly yours,

/s/ David P. Adams

David P. Adams III, CPA, ABV, ASA
President

Board of Directors
Resources Capital Group, Inc.
October 22, 2002

ASSUMPTIONS AND LIMITING CONDITIONS

The primary assumptions and limiting conditions pertaining to the Opinion are summarized below. Other assumptions are cited elsewhere in the Opinion.

1.	To the best of our knowledge and belief, the statements of facts contained in the Opinion, upon which the analysis and conclusions expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the Opinion or utilized in the formation of the Opinion are obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

2.	The Opinion is based on historical and prospective financial information, which has been provided by Management. This historical and prospective financial information has not been subjected to any auditing or verification procedures and we express no assurance of any kind on it. Management has advised us that they consider the information used to be accurate, and that no information known to them conflicts with the information or resulting use of such information in the Opinion.

3.	The Opinion may not be used in conjunction with any other opinion, appraisal or study. The Opinion is based on the program of utilization described therein, and may not be separated into parts. The Opinion is prepared solely for the purpose, function, and parties so identified therein. This Opinion may be reproduced in any proxy statement mailed to holders of the common stock in connection with the proposed Consideration but may not otherwise be disclosed publicly in any manner without our prior written approval. The findings of the Opinion may not be utilized by a third party for any purpose, without the express written consent of Adams Capital.

4.	No change of any item of the Opinion shall be made by anyone other than Adams Capital and we shall have no responsibility for any such unauthorized change.

6.	We are not required to give testimony or be in attendance at any court or administrative proceeding with reference to the Opinion unless additional compensation is agreed to and prior arrangements have been made.

7.	The working papers for this engagement are being retained in our files and are available for your reference. We would be available to support the Opinion should this be required. Those services would be performed for an additional fee.

8.	Neither all nor any part of the contents of the Opinion shall be disseminated or referred to the public through advertising, public relations, news or sales media,

Board of Directors
Resources Capital Group, Inc.
October 22, 2002

or any other public means of communication or referenced in any publication, including any private or public offerings including but not limited to those filed with the Securities and Exchange Commission or other governmental agency, without Adams Capital’s prior written consent.

9.	Good and marketable title to property referenced either implicitly or explicitly in the Opinion is assumed. We are not qualified to render an “opinion of title” and no responsibility is assumed or accepted for matters of a legal nature affecting the subject businesses. No formal investigation of legal title to or liabilities against the subject businesses was made, and we render no opinion as to ownership of the subject businesses or condition of title.

10.	Management is assumed to be competent, and the ownership to be in responsible hands, unless noted otherwise in the Opinion. The quality of business management can have a direct effect on the viability and value of the business. The estimates of fair market value related to owned real property provided by Management assume both responsible ownership and competent management unless noted otherwise. Any variance from this assumption could have a significant impact on the Opinion.

11.	The existence of potentially hazardous materials (i) used in the construction, maintenance or servicing of the buildings and machinery and equipment of the subject businesses, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject real and/or tangible personal property or (ii) in existence of which the subject businesses may be held accountable, was, unless specifically indicated in the Opinion, not disclosed to us during the course of this engagement. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials could have a significant effect on the Opinion. The client is urged to retain an expert in this field, if desired. The Opinion assumes the real and tangible personal property is “clean” and free of any of these adverse conditions unless we have been notified to the contrary in writing.

12.	Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject businesses because of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

13.	We take no responsibility for any events, conditions or circumstances affecting the subject businesses or their solvency, that take place subsequent to the effective date of the Opinion.

Board of Directors
Resources Capital Group, Inc.
October 22, 2002

14.	Events and circumstances frequently do not occur as expected. Prospective financial information and actual results may differ, and those differences may be material. Accordingly, to the extent that any of the information relied upon requires adjustment, the impact on the Opinion could be significant.

15.	Adams Capital’s fee for providing the Opinion is not contingent upon the conclusions contained therein. Adams Capital has determined to the best of its knowledge and in good faith that neither it nor any of its agents have any financial interest in the subject businesses.

Board of Directors
Resources Capital Group, Inc.
October 22, 2002

QUALIFICATIONS

David P. Adams III
CPA, ABV, ASA
 President

Professional Background

Mr. Adams is President of Adams Capital, Inc. He is an expert in the valuation of businesses, business interests, and tangible and intangible property for mergers and acquisitions, corporate recapitalization, privatization, gift and estate tax planning, bankruptcy proceedings, dissenting shareholders, Employee Stock Ownership Plans, and financial and tax reporting. Prior to forming Adams Capital, Inc., Mr. Adams practiced business valuation services with Coopers & Lybrand LLP and KPMG Peat Marwick LLP, two of the international “Big Five” accounting and consulting firms.

Mr. Adams has managed major international acquisition engagements in Australia, Belgium, Canada, France, Germany, Italy, Japan, Mexico, Norway, Spain, Sweden, the United Kingdom, the United States, and Uruguay.

Mr. Adams’ industry experience includes agribusiness, automotive, banking, distribution, entertainment, foods, healthcare, high technology, insurance, manufacturing, mining, petrochemicals, plastics, real estate, retail, telecommunications, textiles, and utilities.

Education and Professional Affiliations

Mr. Adams received a BS degree in Mechanical Engineering from the Georgia Institute of Technology and an MBA with concentration in finance from Georgia State University. He is an Accredited Senior Appraiser with the American Society of Appraisers (ASA), and past president of the Atlanta ASA Chapter. Mr. Adams is a Certified Public Accountant, Accredited in Business Valuation (ABV), and a member of the American Institute of Certified Public Accountants, Georgia Society of Certified Public Accountants (GSCPA), the American Society of Mechanical Engineers, and the American Society of Cost Engineers. Mr. Adams is also a member of the Estate, Gift, & Trust and Personal Finance Committees of the GSCPA. He is past President of the GSCPA Buckhead Chapter and past Management Committee member of the GSCPA. Mr. Adams currently serves on the Board of the GSCPA.

Expert Testimony

Mr. Adams is recognized as a qualified expert witness and has provided courtroom testimony in Alabama, California, Florida, Georgia, Pennsylvania and Tennessee.

Board of Directors
Resources Capital Group, Inc.
October 22, 2002

David P. Adams III
CPA, ABV, ASA

Writings, Presentations, and Articles

Current Status of Valuation Discounts, Presentation to 41st Annual Estate Planning Institute Co-Sponsored by the State Bar of Georgia, Georgia Society of CPAs, Georgia State Association of Life Underwriters, and the Georgia Bankers Association.

Appraisals and Valuations — Advanced Topics in Discount Determination and Minority Ownership Interest Valuation, Presentation to New York University’s 54th Institute on Federal Taxation, New York, New York.

Estate and Gift Tax, Mergers and Acquisitions — Case Study, Co-Author and Instructor of national American Institute of Certified Public Accountants, Business Valuation (NBV6) course.

Minority Interest Valuation — Discounts and Premiums, Co-Author and Instructor, of national American Institute of Certified Public Accountants (NBV5) course.

The Income Approach and The Asset-Based Approach to Valuation, Instructor of national American Institute of Certified Public Accountants (NBV4) course.

Discounts and Premiums, Presentation to Valuation Network Limited/Valuation International Limited, Portland, Oregon.

Property Taxation, Presentation to the Atlanta Chapter of Georgia Society of Certified Public Accountants, Atlanta, Georgia.

Valuation of Tangible Assets, Presentation at National Valuation Partner Symposium.

Independence, Ethics, and Contingent Fees, Publication for an International “Big 5” Accounting and Consulting Firm.

Valuation of Tangible Assets, Guidelines and Procedures for an International “Big 5” Accounting and Consulting Firm.

Real Estate and Tangible Asset Appraisal, Presentation to National Partner/Manager Real Estate Symposium.

Property Taxation, Instructor for Regional Course Accountants’ Forum.

Frequent speaker on business valuation issues for CPE and CLE seminars.

RESOURCE CAPITAL GROUP, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 2, 2002

     The undersigned hereby appoints Norman F. Swanton, proxy, with power of substitution, to vote the shares of common stock of Resource Capital Group, Inc. (the “Company’) that the undersigned is entitled to vote at the special meeting of shareholders to be held at the offices of the Company at 419 Crossville Road, Suite 204, Roswell, Georgia 30075 on Monday, December 2, 2002, at       a.m., and any adjournment thereof, as follows:

PROPOSAL:	To adopt the Amendment to the Certificate of Incorporation to effect a reverse stock split as set forth in the proxy statement/prospectus provided to stockholders:

The Board of Directors unanimously recommends that stockholders vote “FOR” the Reverse Stock Split and the related amendment to the Company’s Certificate of Incorporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY PROPERLY COME BEFORE THIS SPECIAL MEETING.

     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

NOTE: Signatures should correspond exactly with the name or names appearing on the stock certificate(s). If shares are registered in more than one name, all holders must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such. If a partnership, please sign in the partnership name by an authorized person.

Dated: _____________________________________, 2002

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Please mark, sign, date and return this proxy promptly, using the enclosed envelope.
No postage necessary.

Please Return Proxy As Soon As Possible